Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Announces Second Quarter Financial Results and Loan Sales That Significantly Improve Asset Quality

Naugatuck, CT, August 2, 2013. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced that the Bank has completed the sale of $25.2 million of primarily commercial real estate loans in three separate transactions with investors during the quarter ended June 30, 2013. These sales have significantly reduced the Bank’s level of nonperforming assets and significantly improved credit quality metrics while still leaving the Bank with capital ratios at June 30, 2013 that exceed the individual minimum capital requirements recently imposed by the Office of the Comptroller of the Currency.

These loans had a book balance of $20.8 million including $15.2 million in adversely classified loans of which $10.6 million were nonaccrual loans. Net proceeds amounted to $15.8 million, or approximately 76% of the book balance of these loans. The improvement in the Bank’s asset quality resulting from these loans sales are presented in the following key ratios:

	At June 30, 2013	At March 31, 2013

Nonperforming loans / total loans	4.46%	6.26%
Nonperforming assets / total assets	3.56%	5.20%

Adversely classified loans/ total loans	6.60%	10.02%
Adversely classified loans/ Tier 1 Capital +ALLL	36.74%	53.37%

“Strengthening the Bank’s balance sheet and improving its asset quality have been the top priorities for 2013,” said William C. Calderara, President and Chief Executive Officer. “During the second quarter of 2013, we began the transformation of Naugatuck Valley with the addition of a highly experienced team of seasoned bankers. Under this leadership, we have made significant asset quality improvements and strengthened the Bank’s capital position through a capital contribution of $5 million from our parent holding company to achieve a Tier 1 leverage capital ratio of 10.06% at June 30, 2013 . We believe these loan sale transactions were a major and necessary step in formulating a stronger bank and we look forward to building out our model to better serve the customers in our market.”

During the quarter ended June 30, 2013, the Company experienced net charge-offs of $7.1 million, or 1.65% of average loans, of which $5.1 million were attributable to these loan sales. As further discussed below, the Company incurred a net loss of $4.8 million for the quarter ended June 30, 2013, largely due to the $3.6 million provision for loan losses recorded during the quarter.

For the quarter ended June 30, 2013, the Company had a net loss of $4.8 million compared to a net loss of $715,000 for the quarter ended June 30, 2012. In the second quarter of 2012, the Company had a pre-tax loss of $1.1 million before the tax benefit of $410,000. Loss per share for the quarter ended June 30, 2013 was ($0.72) compared to ($0.11) for the quarter ended June 30, 2012.

For the six months ended June 30, 2013, the Company incurred a net loss of $5.4 million, compared to a net loss of $3.4 million for the same period in 2012. For the 2012 period, the Company had a pre-tax loss of $5.2 million before the tax benefit of $1.8 million. Loss per share for the six months ended June 30, 2013 was ($0.81) compared to ($0.51) for the same period in 2012.

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Highlights

The Company’s operating results for the second quarter of 2013, when compared to the same period of 2012, were influenced by the following factors:

•	Net interest income decreased by $331,000, or 7.1%, due to the combined effects of decreases in loan volume and lower yields on interest earning assets primarily attributable to a change in the earning asset mix, which were partially offset by decreases in liability volumes and lower rates paid on interest bearing liabilities;

•	Provision for loan losses increased by $1.4 million, or 65.3%, primarily due to the $6.1 million increase in net charge-offs, of which $5.1 million related to the loans sold during thequarter;

•	Noninterest income decreased $234,000, or 19.9%, which was primarily attributable to a $254,000, or 45.2%, decline in gains on sales of mortgage loans; and

•	Noninterest expenses increased by $1.7 million, or 35.6%, due to $765,000 in loan sales expenses as well as increases in professional fees of $393,000, compensation of $191,000, FDIC insurance premiums of $62,000, expenses on foreclosed properties of $47,000 and other expenses of $247,000.

Net Interest Income

Net interest income for the quarter ended June 30, 2013 totaled $4.3 million compared to $4.6 million for the quarter ended June 30, 2012, a decrease of $331,000 or 7.1%. The $631,000, or 11.2% decrease in interest on loans is due to both volume and rate. Total average interest earning assets for the quarter ended June 30, 2013 decreased $43.6 million, or 8.4% to $477.7 million versus $521.3 million for the same quarter in 2012. Of this $43.6 million decrease, $31.5 million was due to a decrease in the average balance of loans, which was driven primarily by the impact of the loan sales discussed above and loan runoff / payoffs exceeding the slow loan demand year-over-year. The decrease in average investments was caused by a decrease in mortgage-backed securities which was the result of ongoing scheduled paydowns and prepayments on the underlying mortgage loans. The continuation of the change in asset mix from loans and investment securities to lower yielding cash equivalents caused the weighted average annualized yield for interest earning assets to decrease by 20 basis points to 4.46% for the second quarter in 2013 as compared to 4.66% for the same quarter in 2012.

Interest expense for the quarter ended June 30, 2013 of $1.0 million was comprised of deposit interest expense and interest on borrowed funds of $752,000 and $249,000, respectively. These amounts are compared to $975,000 and $432,000, respectively, for the same period in 2012. During the three months ended June 30, 2013, total average interest bearing liabilities decreased $31.8 million, or 6.6%, to $446.9 million from $478.7 million for the same period in 2012. This shift in average interest bearing liability balances reflects a reduction in average borrowed funds of $19.2 million and deposits of $12.6 million, respectively. The decrease in average borrowed funds was primarily caused by the payoff of FHLB advances at maturity due to their higher cost than other funding sources. The average balance of FHLB advances decreased by $22.7 million, or 37.9%. The decrease in average deposits was caused by a greater movement out of time deposits ($27.0 million) offset by an increase into lower cost non-interest bearing transaction accounts and savings accounts. This change caused the weighted average cost of interest bearing liabilities to decrease by 29 basis points to 0.90% for the 2013 quarter compared to 1.19% for the same quarter in 2012.

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Credit Quality

The provision for loan losses was $3.6 million for the three months ended June 30, 2013, compared to $2.1 million for the same period in 2012. The increased provision for the 2013 period was attributable to the increase in net charge-offs for the quarter, primarily resulting from the loan sale transactions, and the inherent credit risk exposure in the loan portfolio at June 30, 2013. To improve the ALLL process, by including integrated data capture, calculations and analysis, the Bank implemented new state-of-the-art ALLL software during the second quarter of 2013.

Nonperforming loans decreased $9.0 million to $17.9 million, or 4.46% of loans, at June 30, 2013 from $26.9 million, or 6.26% of loans, at March 31, 2013 and decreased $8.0 million from $25.9 million, or 5.96% of loans, at December 31, 2012. This second quarter decrease was primarily attributable to the $10.6 million in non-accrual loans sold to investors in this quarter’s loan sales. Adversely classified assets (i.e. loans classified substandard or doubtful) decreased $16.5 million since March 31, 2013 and $13.0 million since December 31, 2012 due to the $16.0 million in loans sold during the second quarter of 2013. As discussed above, net charge-offs for the three months ended June 30, 2013 amounted to $7.1 million compared to $1.0 million during the three months ended June 30, 2012.

Noninterest Income

Noninterest income for the quarter ended June 30, 2013 was $940,000 compared to $1.2 million for the same quarter in 2012, a decrease of $234,000, or 19.9%. The gains associated with sales of one-to-four family fixed rate mortgages in the secondary market decreased by $254,000, or 45.2%, due to lower sales volume ($10.5 million sold in the second quarter of 2013 compared with $20.8 million sold in the second quarter of 2012). Partially offsetting this decrease in gains on sales of mortgage loans, income from investment advisory services increased by $36,000, or 70.6%, due to increased sales volume over the same period in 2012.

Noninterest Expense

Noninterest expense was $6.5 million for the quarter ended June 30, 2013 compared to $4.8 million for the quarter ended June 30, 2012, an increase of $1.7 million, or 35.6%. The year-over-year increase was primarily the result of $765,000 in loan sale expenses as well as increases in professional fees of $393,000, compensation of $191,000, FDIC insurance premiums of $62,000, expenses on foreclosed real estate of $47,000 and other expenses of $247,000 over the same period in 2012. The increase in professional fees was due to the hiring of outside attorneys, advisors and consultants. These costs related to the previously announced regulatory order as well as the use of consultants to provide transitional staffing and management support. FDIC insurance premiums increased by $62,000, or 33.2%, due to the impact of the regulatory agreement. Expenses on foreclosed real estate increased by $47,000, or 23.0%, due to property taxes and other costs of acquiring and maintaining foreclosed real estate. Other expenses increased by $247,000 primarily resulting from the year-over-year increases in the cost for directors’ and officers’ insurance coverage and recruiting fees for some of the new members of the executive management team.

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Selected Balance Sheet Data

Total assets at June 30, 2013 of $510.8 million declined from $526.4 million as of December 31, 2012, a decrease of $15.6 million, or 3.0%. Loans receivable, gross, decreased by $32.0 million, or 7.4%, primarily due to the loan sales in the second quarter of 2013 as well as loan runoff/ paydowns exceeding the slow loan demand in the first six months of 2013. Investment securities decreased by $7.3 million or 15.0%, as mortgage prepayments on mortgage-backed securities continued in an accelerated manner throughout most of the first half of 2013. This cash flow from investment securities and loans provided sufficient funds to pay off maturing borrowed funds as well as to increase cash and cash equivalents by $10.6 million from the December 31, 2012 balance.

Total liabilities were $449.8 million at June 30, 2013 compared to $459.5 million at December 31, 2012. Deposits decreased $3.5 million, or 0.9%, to $399.4 million at June 30, 2013 from $402.9 million at December 31, 2012. Between December 31, 2012 and June 30, 2013, core deposits (defined as all deposits other than certificates of deposit) increased $9.4 million while certificates of deposit decreased $12.9 million. Management attributes this decrease primarily to depositor preference to maintain funds in more liquid deposits given the unfavorable risk/return for maturity extension in certificates of deposit and the expectation for higher market interest rates in future periods. Federal Home Loan Bank advances decreased by $9.0 million, from $41.5 million at December 31, 2012 to $32.5 million at June 30, 2013. Other borrowed funds decreased $900,000, from $6.4 million to $5.5 million over the same period.

Total stockholders’ equity was $61.0 million at June 30, 2013 compared to $66.9 million at December 31, 2012. The decrease in stockholders’ equity was due to the net loss of $5.4 million for the six month period ended June 30, 2013 and an increase in accumulated other comprehensive loss of $494,000.

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

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Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)
	June 30,	December 31,
	2013	2012
	(In thousands)
ASSETS
Cash and due from depository institutions	$31,835	$23,123
Investment in federal funds	1,944	106
Investment securities	41,669	49,003
Loans held for sale	331	2,761
Loans receivable, net	389,248	417,613
Other assets	45,790	33,791

Total assets	$510,817	$526,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$399,409	$402,902
FHLB advances	32,510	41,476
Other borrowed funds	5,450	6,394
Mortgagor escrow accounts	4,688	4,628
Other liabilities	7,736	4,089

Total liabilities	449,793	459,489

Total stockholders' equity	61,024	66,908

Total liabilities and stockholders' equity	$510,817	$526,397

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SELECTED OPERATIONS DATA (Unaudited)
	Three Months Ended		Six months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Total interest income
Interest on loans	$5,021	$5,652	$10,072	$11,699
Interest and dividends on investments and deposits	292	398	612	817
Total interest income	5,313	6,050	10,684	12,516

Total interest expense
Interest on deposits	752	975	1,538	2,069
Interest on borrowed funds	249	432	543	890
Total interest expense	1,001	1,407	2,081	2,959
Net interest income	4,312	4,643	8,603	9,557

Provision for loan losses	3,550	2,147	3,850	6,692

Net interest income after provision for loan losses	762	2,496	4,753	2,865

Noninterest income
Deposit service charges	182	204	360	407
Gain on sale of loans	308	562	728	896
Mortgage servicing income	85	63	167	119
Income from bank owned life insurance	70	76	140	151
Income from bank investment advisory services	87	51	139	107
Other income	208	218	343	441
Total noninterest income	940	1,174	1,877	2,121

Noninterest expense
Compensation, taxes and benefits	2,896	2,705	5,573	5,314
Professional fees	637	244	1,296	537
Office occupancy	587	575	1,198	1,150
Expenses and writedowns on foreclosed properties, net	251	204	619	341
FDIC insurance premiums	249	187	454	321
Computer processing	183	194	380	368
Loan sales expense	765	-	765	-
Other expenses	933	686	1,735	2,172
Total noninterest income	6,501	4,795	12,020	10,203

Loss before income tax benefit	(4,799)	(1,125)	(5,390)	(5,217)
Benefit for income taxes	-	(410)	-	(1,826)

Net loss	$(4,799)	$(715)	$(5,390)	$(3,391)

Loss per common share - basic and diluted	$(0.72)	$(0.11)	$(0.81)	$(0.51)

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SELECTED FINANCIAL RATIOS (Unaudited)
	For the Three Months		For the Six Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(Unaudited)

Return on average assets	(3.70)%	(0.51)%	(2.08)%	(1.21)%
Return on average equity	(28.97)	(3.56)	(16.29)	(8.37)
Interest rate spread	3.56	3.47	3.54	3.55
Net interest margin	3.62	3.57	3.60	3.66
Efficiency ratio (2)	123.78	82.28	114.69	87.22

ASSET QUALITY RATIOS:	At June 30,	At March 31,	At December 31,
	2013	2013	2012
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$10,746	$14,253	$14,500
Allowance for loan losses as a percent of total loans	2.67%	3.32%	3.34%
Allowance for loan losses as a percent of
nonperforming loans	59.86%	53.06%	56.05%
Nonperforming loans	$17,951	$26,862	$25,871
Nonperforming loans as a percent of total loans	4.46%	6.26%	5.96%
Nonperforming assets (3)	$18,185	$27,360	$26,606
Nonperforming assets as a percent of total assets	3.56%	5.20%	5.05%

(1)	All applicable ratios reflect annualized figures.
(2)	Represents non interest expense divided by the sum of net interest income and noninterest income.
(3)	Nonperforming assets consist of nonperforming loans and foreclosed real estate.

Contact: Naugatuck Valley Financial Corporation

William Calderara or James Hastings

1-203-720-5000

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